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                                                                EXHIBIT 10(b)(I)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-85183 of Farmers Annuity Separate Account A on Form N-4 of our report dated March 15, 2002, appearing in the Statement of Additional Information, which is part of this Registration Statement, and of our report dated February 4, 2002, relating to the financial statements of Farmers New World Life Insurance Company appearing in the Statement of Additional Information, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

PricewaterhouseCoopers LLP
Seattle, Washington
April 25, 2002